UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2007
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

400 W. Illinois, Suite 800
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Merger Agreement
     On January 8, 2007, Basic Energy Services, Inc., a Delaware corporation (“Basic”), JS Acquisition LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Basic (“Merger Sub”), and JetStar Consolidated Holdings, Inc., a Delaware corporation (“JetStar”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, JetStar will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation after the merger (the “Merger”).
     Under the terms of the Merger Agreement, at the effective time of the Merger, all issued and outstanding shares of JetStar common stock and JetStar Series A Convertible Preferred Stock will be converted into (i) the right to receive cash and shares of Basic common stock and (ii) certain other rights and benefits provided to JetStar stockholders under the Merger Agreement. The aggregate Merger consideration paid pursuant to the Merger Agreement will be $87.0 million, plus or minus estimated closing adjustments. The estimated closing adjustments will be determined based on the excess or deficit of working capital and net debt as determined in the Merger Agreement. The Merger consideration is targeted as 50% as cash consideration and 50% as stock consideration. At the closing, $8.5 million cash will be deposited in to escrow (the “Escrow Deposit”). The Escrow Deposit will serve as the sole source of payment and remedy for the final working capital and net debt adjustments, and $7.5 million of the Escrow Deposit (plus any escrow earnings on such amount) will serve as the sole source and remedy for Basic to the extent Basic is owed any amounts in respect of breaches of representations and warranties, covenants and certain environmental claims. The Escrow Deposit will be held and distributed from time to time in accordance with the Merger Agreement and an escrow agreement for up to one year after the effective time of the Merger.
     The aggregate stock consideration that will be paid in connection with the Merger will be a number of shares of Basic common stock equal to (1) 50% of the estimated total Merger consideration divided by (2) a price equal to the volume-weighted average of the daily closing sales price per share of Basic common stock on the NYSE for each trading day from and including November 30, 2006 through and including the fourth business day prior to the effective date of the Merger; provided that in no event will such price be less than $23.00 or greater than $27.00 per share (i.e., resulting in an aggregate number of shares Basic common stock between 1,891,304 and 1,611,111 shares based on estimated total Merger consideration of $87.0 million and preliminary total stock consideration of $43.5 million). The actual amount of stock consideration and related number of shares is subject to increase or reduction based on the working capital and net debt adjustments and related changes to the estimated total Merger consideration.
     The Merger Agreement contains various representations, warranties and covenants made by the parties, including covenants by JetStar to conduct its operations in the ordinary course between the date of the Merger Agreement and the completion of the Merger and, with certain exceptions, not to solicit any competing offer. The completion of the Merger is subject to various conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The Merger Agreement contains termination rights and provides that, under specified circumstances, JetStar may be required to pay a termination fee and up to $250,000 as a reimbursement of Basic’s expenses; however, JetStar has received the written consent of its shareholders holding a sufficient number of shares to approve the Merger.
     At the time of the Merger, Basic will enter into a registration rights agreement whereby it will agree to file a shelf registration statement on Form S-3 to allow resales of shares held by such affiliates.
Item 3.02 Unregistered Sales of Equity Securities
     Upon, and subject to the completion of the Merger described under Item 1.01 of this Current Report on Form 8-K, Basic will issue shares of its common stock to JetStar stockholders in the Merger. The number of shares of Basic common stock that may be issued will be determined in the manner set forth above in Item 1.01. The issuance of shares in connection with the Merger will be made in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act, as the sale of securities by Basic does not involve a public offering. Basic believes that exemptions other than the foregoing exemption may exist for these transactions.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
99.1	Press Release dated January 10, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: January 12, 2007	By:	/s/ Alan Krenek

Alan Krenek
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 10, 2007.

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